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                                                                     Exhibit 8.3

               [LETTERHEAD OF JEANTET ET ASSOCIES APPEARS HERE]


                                                     November 13, 1995

Crown Cork & Seal Company, Inc.
9300 Ashton Road
Philadelphia, PA  19136


Re:  Proposed Offer to Acquire Shares of
     CarnaudMetalbox
     ----------------------------------


Gentlemen:

We have acted as counsel to Crown Cork & Seal Company, Inc., a Pennsylvania corporation ("Crown"), in connection with the contemplated offer by Crown to exchange either (1) a number of Units consisting of .75 shares of Crown Common Stock and .25 shares of Crown Acquisition Preferred Stock equal to the Exchange Ratio or (2) FF 225 in cash for each outstanding share of common stock of CarnaudMetalbox (the "Offer") pursuant to the terms of the Exchange Offer Agreement dated as of May 22, 1995, as amended, between Crown and Compagnie General d'Industrie et de Participations (the "Exchange Offer Agreement").

All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Proxy Statement/Prospectus (the "Proxy
Statement/Prospectus") forming a part of the Registration Statement filed on Form S-4 by Crown with respect to the Offer (the "Registration Statement").

We have assisted in the preparation of the description of certain tax consequences of the Offer contained in the Proxy Statement/Prospectus under the caption "THE OFFER -- Certain Tax Consequences of the Offer" (the "Tax Summary"). You have requested our opinion with respect to the French income tax consequences contained in the Tax Summary.

We have examined the Registration Statement and the Tax Summary. In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Exchange Offer Agreement, the Proxy Statement/Prospectus, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Offer will be consummated in accordance with the Exchange Offer Agreement and as described in the Proxy Statement/Prospectus.

In rendering our opinion, we have considered the applicable provisions of the French Tax Code (Code General des Impots), interpretive rulings of the French
                 -----------------------
Service de la Legislation Fiscale (SLF) and such other authorities as we have
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considered relevant, in each case as in effect on the date hereof.  Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with
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Crown Cork & Seal Company, Inc.

November 13, 1995
Page 2


retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

Based solely upon the foregoing, we are of the opinion that the Tax Summary as it relates to matters of French income tax law, although general in nature, is, in all material respects, a fair and accurate summary of the principal French income tax consequences of the Offer to holders of CarnaudMetalbox Shares under present law. As noted in the introductory paragraph of the Tax Summary, the tax consequences with respect to any shareholder of CarnaudMetalbox will depend upon that shareholder's particular circumstances and tax situation, and we express no belief with respect to the accuracy or completeness of the Tax Summary as applied to any shareholder in particular.

We express no opinion as to the non French tax consequences of the Offer or of any transactions related thereto. This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission. Notwithstanding the previous sentence, we hereby consent to the references to us under the captions "LEGAL OPINIONS" and "THE OFFER -- Certain Tax Consequences of the Offer" in the Proxy Statement/Prospectus forming a part of the Registration Statement filed with the Securities and Exchange Commission in connection with this transaction. We also consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                           Very truly yours,

                                           JEANTET ET ASSOCIES